Exhibit 99.5

Consent to be Named as a Director

In connection with the filing by Passage Bio, Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Passage Bio, Inc. following the consummation of the merger with Remix Therapeutics, Inc., which will be renamed Remix Therapeutics, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 20, 2026

By:	/s/ Linda C. Bain
Name:	Linda C. Bain